Exhibit 4.1

Supplemental Indenture

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 11, 2019 (this “Supplemental Indenture”), is by and between Owens-Brockway Glass Container Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, certain guarantors listed on the signature pages thereto and the Trustee are parties to an indenture, dated as of December 3, 2014 (the “Indenture”), providing for the issuance of the Company’s 5.000% Senior Notes due 2022 (the “5.000% Notes”) and 5.375% Senior Notes due 2025 (the “5.375% Notes” and, together with the 5.000% Notes, the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least a majority in aggregate principal amount of the 5.000% Notes and the 5.375% Notes then outstanding, voting together as a single class (the “Requisite Consents”), amend or supplement, and may waive the compliance with any provision of, the Indenture, the Notes and the Guarantees;

WHEREAS, the Company has solicited (the “Consent Solicitation”) consents (the “Consents”) from Holders to amend and waive certain provisions of the Indenture (the “Proposed Amendments and Waivers”), as set forth in a consent solicitation statement of the Company and OI European Group B.V., dated December 4, 2019 (the “Consent Solicitation Statement”);

WHEREAS, in connection with the Consent Solicitation, the Company intends, upon satisfaction of certain conditions set forth in the Consent Solicitation Statement, to pay a cash payment (the “Consent Fee”) equal to $2.50 per $1,000 principal amount of Notes with respect to which a Holder as of December 3, 2019 (the “Record Date”) has delivered valid Consents (unrevoked prior to the date hereof) to the Proposed Amendments and Waivers on or prior to 5:00 P.M., New York City time, on December 11, 2019 (the “Expiration Time”);

WHEREAS, the Consent Solicitation is conditioned upon, among other things, the Company having received the Requisite Consents by Holders as of the Record Date, with such Proposed Amendments and Waivers becoming operative with respect to the Indenture upon the satisfaction of the conditions described in the Consent Solicitation Statement (the “Conditions”) (or the waiver of Conditions by the Company) and upon the payment (the “Payment”) of the Consent Fee to Holders as of the Record Date who deliver valid Consents (unrevoked prior to the date hereof) to the Proposed Amendments and Waivers at or prior to the Expiration Time;

WHEREAS, the Company has received and delivered to the Trustee evidence of the Requisite Consents to effect the Proposed Amendments and Waivers under the Indenture, and the Indenture allows the Company and the Trustee to enter into this Supplemental Indenture upon receipt of the Requisite Consents; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Amendments to the Indenture.

2.01.       The definition of “Change of Control” in Section 1.01 of the Indenture is deleted in its entirety and replaced with the following: ““Change of Control” means the occurrence of the following: any “person” or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d 5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d 3 under the Exchange Act, or any successor provision), other than a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of OI Group, provided that so long as OI Group is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of OI Group unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent (other than a Parent that is a Subsidiary of another Parent). For the avoidance of doubt, the consummation of the Specified Modernization Transaction shall not constitute a Change of Control.”;

2.02.       The term “Consent Effective Date” is added as a defined term to Section 1.01 of the Indenture, to read as follows: ““Consent Effective Date” means December 11, 2019.”;

2.03.       The term “Merger Party” is added as a defined term to Section 1.01 of the Indenture, to read as follows: ““Merger Party” has the meaning assigned to that term in the definition of “Specified Modernization Transaction.””;

2.04.       The term “New Holdings” is added as a defined term to Section 1.01 of the Indenture, to read as follows: ““New Holdings” has the meaning assigned to that term in the definition of “Specified Modernization Transaction.””;

2.05.       The term “NewCo LLC” is added as a defined term to Section 1.01 of the Indenture, to read as follows: ““NewCo LLC” has the meaning assigned to that term in the definition of “Specified Modernization Transaction.””;

2.06       The definition of “OI Inc.” in Section 1.01 of the Indenture is deleted in its entirety and replaced with the following: ““OI Inc.” means Owens-Illinois, Inc., a Delaware corporation, and its successors and assigns.”;

2.07.       The term “Parent” is added as a defined term to Section 1.01 of the Indenture, to read as follows: ““Parent” means any of OI Inc. and any Other Parent and any other Person that is a Subsidiary of OI Inc. or any Other Parent and of which OI Group is a Subsidiary. As used herein, “Other Parent” means a Person of which OI Group becomes a Subsidiary after the Issue Date; provided that immediately after OI Group first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of OI Group or a Parent of OI Group immediately prior to OI Group first becoming such Subsidiary.”;

2.08.       The term “Specified Modernization Transaction” is added as a defined term to Section 1.01 of the Indenture, to read as follows: ““Specified Modernization Transaction” means at any time on or after the Consent Effective Date, a series of transactions pursuant to which (i) OI Inc. will form (1) a new holding company, which shall be a corporation organized under the laws of Delaware (“New Holdings”) as a direct wholly-owned subsidiary of OI Inc. and sister company to OI Group and (2) a second new holding company, which shall be a limited liability company organized under the laws of Delaware (“NewCo LLC”) as a direct wholly-owned subsidiary of OI Inc. and sister company to OI Group and New Holdings, (ii) New Holdings will form a subsidiary (“Merger Party”) as a direct wholly-owned subsidiary of New Holdings, (iii) OI Inc. will merge with and into Merger Party, with Merger Party as the surviving entity (such entity, “Survivor Party”), as a result of which (1) Survivor Party will be a wholly-owned direct subsidiary of New Holdings and (2) each of OI Group and NewCo LLC will be wholly-owned direct subsidiaries of Survivor Party and (iv) Survivor Party will distribute 100% of the Capital Stock of OI Group to New Holdings, as a result of which (1) OI Group will be a direct wholly-owned subsidiary of New Holdings and sister company to Survivor Party, (2) NewCo LLC will remain as a direct wholly-owned subsidiary of Survivor Party and (3) Survivor Party will remain as a wholly-owned direct subsidiary of New Holdings. The definition of “Specified Modernization Transaction” shall include any transaction or series of related transactions (whether or not such transactions occur before, concurrently or after other transactions), reasonably related or complementary to the transactions described in the foregoing sentence as well as entry by the applicable parties into documentation evidencing the foregoing, including any documentation entered into by OI Inc., New Holdings, Survivor Party or NewCo LLC necessary to ensure the solvency of, or satisfy the funding obligations with respect to, Survivor Party and the performance by the parties thereto of their respective obligations thereunder, and the making of any governmental or similar filings in connection therewith.”;

2.09.       The term “Survivor Party” is added as a defined term to Section 1.01 of the Indenture, to read as follows: ““Survivor Party” has the meaning assigned to that term in the definition of “Specified Modernization Transaction.”;

2.10.       The second, third and fourth paragraphs of Section 4.03 of the Indenture are deleted in their entirety and replaced with the following:

“In addition, for so long as any Notes remain outstanding, the Company and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For purposes of this Section 4.03, OI Group shall be deemed to have furnished the information and reports to the Trustee and the Holders as required by this Section 4.03 if OI Group has filed such reports with the Commission via the EDGAR filing system and such information and reports are publicly available or, provided the Trustee and the Holders are given prior written notice of such practice before the first posting thereof, OI Group has posted such information and reports on any Parent’s website and such information and reports are publicly available, including to the Trustee, the Holders, securities analysts and prospective investors.

OI Group shall be deemed to have satisfied the requirements of this Section 4.03 if any Parent files with the Commission via the EDGAR filing system reports, documents and information of the Parent of the types otherwise so required, in each case, within the applicable time periods, or, provided the Trustee and the Holders are given prior written notice of such practice before the first posting thereof, any Parent posts such information and reports on its website and such information and reports are publicly available, including to the Trustee, the Holders, securities analysts and prospective investors. If such Parent holds assets or has material operations separate and apart from its ownership of OI Group, then OI Group or such Parent shall provide consolidating information, which need not be audited, that explains in reasonable detail the differences between the information relating to such Parent and its Subsidiaries, on the one hand, and the information relating to OI Group and its Subsidiaries on a standalone basis, on the other hand.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein including the Company’s compliance with any covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates) and the Trustee shall have no responsibility or liability for the filing, timeliness or content of any such filings or report by the Company.”;

2.11.       The following clause is added at the end of the last paragraph of Section 5.01 of the Indenture: “and (iii) the Specified Modernization Transaction.”; and

2.12.       The following proviso is added at the end of clause (3) of the first paragraph of Section 6.01 of the Indenture: “provided that no Event of Default under this clause (3) shall occur as a result of the Specified Modernization Transaction;”.

3.             Waivers.

3.01.       The Holders preemptively waive any requirement under the Indenture to make any Change of Control Offer (as defined in the Indenture) that may result from the Specified Modernization Transaction (as defined herein); and

3.02.       The Holders preemptively waive any and all Defaults or Events of Default (each as defined in the Indenture) that may be so preemptively waived under the Indenture that may result from the Specified Modernization Transaction.

4.            Effectiveness of this Supplemental Indenture; Supplemental Indenture Part of Indenture. Upon the execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby; provided, however, that the provisions of the Indenture referred to in Section 2 above (such provisions being referred to as the “Amended Provisions”) will remain in effect in the form they existed prior to the execution of this Supplemental Indenture until, and the Amended Provisions and the waivers set forth in Section 3 above shall only become operative upon, the satisfaction (or waiver) of the Conditions and the making of the Payment. The Company shall give the Trustee and Holders prompt written notice of the satisfaction (or waiver) of the Conditions (or the failure to be so satisfied or waived) and the occurrence of the Payment (or failure by the Company to make the Payment).

5.            Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

6.            No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor or any successor corporation shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Guarantees of the Notes, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes.

7.            Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

8.             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

9.            Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

10.          The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the rights, protections and indemnities afforded to the Trustee under the Indenture shall apply to the execution of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

OWENS-BROCKWAY GLASS CONTAINER INC.

By:	/s/ MaryBeth Wilkinson
	Name:	MaryBeth Wilkinson
	Title:	Senior Vice President, General
Counsel and Corporate Secretary

[Signature Page to Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]